For period ending
December 31, 2012
Exhibit 77D
File number
811-21328
Exhibit 77Q1

At the September 6th and 7th, 2012 meeting of the Board of Trustees, the Board approved the expansion of the Funds' disclosure regarding their investments in interest only (IO) and principal only (PO) securities. The additional disclosure will appear in the statement of additional information for all fixed income and asset allocation funds in the annual registration statement update to be filed on April 30, 2013.

SMA Relationship Trust